UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
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Filed by IsoTis, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
On September 19, 2007, IsoTis issued the following press release:
IsoTis — Integra Merger
Leading proxy advisor recommends shareholders support merger
IRVINE, CA, USA, — September 19, 2007 — IsoTis, Inc. (NASDAQ: ISOT) (“IsoTis”), an orthobiologics company, today announced that Institutional Shareholder Services, ISS, a leading proxy advisor, recommends shareholders support the merger of IsoTis and Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”).
For every M&A analysis, ISS reviews publicly available information and evaluates the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including valuation, market reaction, strategic rationale, negotiations and process, conflicts of interest and governance. Regarding the IsoTis-Integra combination, ISS cites the following factors in particular:
“In reaching its decision to enter into the merger, the IsoTis board evaluated, among other things, the following factors:
(i)	the merger consideration of $7.25 per share represents an approximately 5.4 percent premium over the closing price of the company’s common stock on August 6, 2007, the last trading day prior to the announcement of the transaction;

(ii)	the lack of any other viable financing or strategic alternatives available to the company that would be expected to enhance stockholder value, despite the company’s extensive efforts to pursue such alternatives since the withdrawal of the company’s initial public offering; and

(iii)	the risks of remaining independent, including management’s assessment that if the company remains independent, it likely will not be able to obtain financing and will run out of cash to continue operations after October 2007, requiring the company to consider seeking bankruptcy protection.
The company has been operating on a net income and cash flow deficit and expects this to continue for the foreseeable future. Despite its efforts, the company has been unable to obtain a viable financing alternative and believes it will run out of cash to operate the business in October 2007. The company believes that if the merger is not consummated, the company may be forced to declare bankruptcy that will result in a decrease in the value of its common stock.”

The ISS report concludes, stating, “Based on our review of the terms of the transaction and the factors described above, specifically the one-day market premium and the company’s financial condition, we believe that the merger agreement warrants shareholder support.”
In advance of the October 11, 2007 stockholder meeting, IsoTis intends to hold information meetings for its European stockholders on the following dates:
•	September 25, 2007, 6 p.m., local time, at Hôtel Alpha-Palmiers, located in Lausanne, Switzerland

•	September 26, 2007, 6 p.m., local time, at Hotel Baur au Lac, located in Zurich, Switzerland

•	September 27, 2007, 6 p.m., local time, at World Trade Center Schiphol Airport, located in Amsterdam, The Netherlands
The purpose of these meetings is to provide stockholders with an opportunity to ask questions regarding the acquisition of IsoTis by Integra. Stockholders will not be asked to vote on the transaction during these information meetings. IsoTis stockholders will vote on the transaction at the October 11, 2007 special meeting of stockholders to be held in Irvine, California. Stockholders are reminded that not voting on the transaction effectively constitutes a vote against the merger. The IsoTis board of directors recommends that IsoTis stockholders approve the Agreement and Plan of Merger.
About IsoTis
IsoTis is an orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.
On August 7, 2007 Integra and IsoTis announced that they have reached a definitive agreement to create a global orthobiologics leader. The combination would create a comprehensive orthobiologics portfolio, one of the largest sales organizations focused on orthobiologics in the US, and multiple cross-selling opportunities. The transaction is subject to approval of IsoTis’ stockholders, as well as other closing conditions and approvals. Upon closing, IsoTis will become a wholly-owned subsidiary of Integra and Integra will be one of the largest companies in the world focused on advanced technology in orthobiologics.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
+1 (949) 855-7155	+1 (949) 855-7195 or +41 (21) 620-6011
robert.morocco@isotis.com	hans.herklots@isotis.com
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, IsoTis’ proposed acquisition by Integra. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “may,” “will,” “might,” “could,” “would,” “continues,” “estimates,” “intends,” “pursues,” “projects,” “goals,” “targets” or the negative or other variations thereof and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations and projections of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations and projections. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. IsoTis undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information for Investors and Stockholders
IsoTis has filed a definitive proxy statement and other relevant materials with the SEC in connection with the proposed merger with Integra. IsoTis urges IsoTis stockholders to read the proxy statement and any other relevant documents filed by IsoTis with the SEC because they will contain important information. Investors and stockholders may obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. Documents filed with the SEC by IsoTis are also available free of charge on the investor relations portion of the IsoTis website at www.IsoTis.com. The proxy statement was first mailed to stockholders on or about September 5, 2007.
Participants in the Solicitation
IsoTis, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IsoTis’ stockholders in connection with the proposed merger with Integra. The names of IsoTis’ directors and executive officers and a description of their interests in IsoTis are set forth in IsoTis S.A.’s Annual Report on Form 20-F, which was filed with the SEC on May 11, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of IsoTis’ directors and executive officers in the merger by reading the definitive proxy statement.